Exhibit 99.1

(1)         The Series A Preferred Stock, par value $0.01 (the “Preferred Stock”), of CH2M HILL Companies, Ltd. (the “Issuer”) is convertible into common stock, par value $0.01, of the Issuer at any time after issuance at the option of the holder and has no expiration date.  AP VIII CH2 Holdings, L.P. (“AP VIII CH2”) acquired 3,214,400 shares Preferred Stock upon closing of the Subscription Agreement dated as of May 27, 2015 (the “Subscription Agreement”) between the Issuer and AP VIII CH2.  Pursuant to the terms of the Subscription Agreement, if the Issuer does not require AP VIII CH2 to purchase an additional 1,607,200 shares of the Preferred Stock on or before June 24, 2016, AP VIII CH2 must purchase the additional shares on that date.  The conversion price of the Preferred Stock is initially $62.22, but after June 24, 2020 may be adjusted to $52.65 if the stockholders of the Issuer do not approve certain transactions that have been approved by the board of directors of the issuer, or $47.86 if the stockholders also fail to approve amendments to the certificate of designation for the Preferred Stock that are necessary for the Issuer to proceed with an underwritten initial public offering.  The conversion price is also subject to adjustment upon the occurrence of certain events such as stock splits based on calculations described in the certificate of designation for the Preferred Stock.

(2)         The shares of Preferred Stock reported as beneficially owned are held of record by AP VIII CH2.  Apollo Advisors VIII, L.P. (“Advisors VIII”) is the general partner of AP VIII CH2.  Apollo Capital Management VIII, LLC (“Capital Management VIII”) is the general partner of Advisors VIII.  APH Holdings, L.P. (“APH Holdings”) is the sole member-manager of Capital Management VIII, and Apollo Principals Holdings III GP, Ltd. (“Principal III GP”) is the general partner of APH Holdings.  Leon Black, Joshua Harris and Marc Rowan are the directors of Principal III GP.

Each of Advisors VIII, Capital Management VIII, APH Holdings, Principal III GP, and Messrs. Black, Harris and Rowan, disclaims beneficial ownership of any shares of the Preferred Stock owned of record by AP VIII CH2 or the common stock issuable upon conversion of such shares of Preferred Stock, in each case except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address of AP VIII CH2, Advisors VIII and Capital Management VIII is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The address of APH Holdings and Principal III GP is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Street, George Town, KY1-9005 Grand Cayman, Cayman Islands.  The address of Messrs. Black, Harris and Rowan, is 9 W. 57th Street, 43rd Floor, New York, New York 10019.